Exhibit 99.2

Juniper Networks, Inc.
1133 Innovation Way
Sunnyvale, CA 94089

October 27, 2020

CFO Commentary on Third Quarter 2020 Preliminary Financial Results

Related Information
The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ third quarter 2020 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company's performance in advance of the earnings call webcast.

Q3 2020 Preliminary Financial Results
GAAP

(in millions, except per share amounts and percentages)	Q3'20	Q2'20	Q3'19		Q/Q Change		Y/Y Change
Revenue	$1,138.2	$1,086.3	$1,133.1		5%		—%
Product	733.7	692.3	743.2		6%		(1)%
Service	404.5	394.0	389.9		3%		4%
Gross margin %	57.8%	57.0%	59.9%	0.8	pts	(2.1)	pts
Research and development	242.4	241.0	244.5		1%		(1)%
Sales and marketing	229.3	224.2	235.3		2%		(3)%
General and administrative	59.8	59.1	61.2		1%		(2)%
Restructuring charges (benefits)	1.2	4.8	(1.1)		(75)%		N/M
Total operating expenses	$532.7	$529.1	$539.9		1%		(1)%
Operating margin %	11.0%	8.3%	12.2%	2.7	pts	(1.2)	pts
Net income	$145.4	$61.2	$99.3		138%		46%
Diluted net income per share	$0.43	$0.18	$0.29		139%		48%
______________________
N/M - Not meaningful

Non-GAAP

(in millions, except per share amounts and percentages)	Q4'20 Guidance	Q3'20	Q2'20	Q3'19(*)	Q/Q Change		Y/Y Change
Revenue	$1,190 +/- $50	$1,138.2	$1,086.3	$1,133.1	5%		—%
Product		733.7	692.3	743.2	6%		(1)%
Service		404.5	394.0	389.9	3%		4%
Gross margin %	60.0% +/- 1.0%	59.0%	58.3%	61.1%	0.7	pts	(2.1)	pts
Research and development		218.6	220.2	214.9	(1)%		2%
Sales and marketing		210.6	208.2	218.3	1%		(4)%
General and administrative		48.0	49.3	51.4	(3)%		(7)%
Total operating expenses	$482 +/- $5	$477.2	$477.7	$484.6	—%		(2)%
Operating margin %	~19.5% at the midpoint	17.1%	14.3%	18.3%	2.8	pts	(1.2)	pts
Net income		$144.4	$116.3	$166.6	24%		(13)%
Diluted net income per share	$0.53 +/- $0.05	$0.43	$0.35	$0.48	23%		(10)%
________________________________
(*)    Certain prior-period amounts have been reclassified to conform to the current-period presentation. For further information of the reclassification, see Preliminary Reconciliations between GAAP and non-GAAP Financial Measures of this CFO Commentary.

Q3 2020 Overview

We ended the third quarter of 2020 at $1,138 million in revenue, above the mid-point of our guidance range and non-GAAP earnings per share of $0.43, in-line with the mid-point of our guidance. Revenue was up slightly year-over-year. While lead times improved on a sequential basis, we continue to experience supply constraints and lead times remain extended on certain products, due to the COVID-19 pandemic.
Looking at our revenue by vertical, on a sequential basis, Service Provider and Enterprise grew while Cloud declined as expected. Service Provider grew 5%, showing year-over-year growth for the first time in 13 quarters. Enterprise was slightly up year-over-year and exceeded our expectations. Strength in our Service Provider and Enterprise verticals more than offset a decline in Cloud of 7% year-over-year.
Revenue in all geographies grew on a sequential basis.
From a technology perspective, Routing increased 6% year-over-year, Switching decreased 5% year-over-year and Security decreased 23% year-over-year. Our Services business increased 4% year-over-year.
In reviewing our top 10 customers for the quarter, four were Cloud, five were Service Provider, and one was an Enterprise. Our top 10 customers accounted for 31% of our total revenue as compared to 34% in Q3'19.
Non-GAAP gross margin was 59.0%, which was below our expectations primarily due to mix. If it weren't for elevated logistics and other supply chain-related costs due to COVID-19 of approximately $12 million, we would have posted non-GAAP gross margin of approximately 60%.
Non-GAAP operating expenses were down 2% year-over-year and flat sequentially, which was in-line with our guidance range. Our operating expenses in Q3'20 benefited from COVID-19 related savings.
Cash flow from operations was $116 million. We paid $66 million in dividends, reflecting a quarterly dividend of $0.20 per share, and repurchased $100 million worth of shares in the quarter.

Total cash, cash equivalents, and investments at the end of the third quarter of 2020 was $2.6 billion, essentially flat from the second quarter of 2020.

Revenue

Product & Service
•Routing product revenue: $432 million, up 6% year-over-year and up 7% sequentially. The year-over-year increase was primarily driven by Cloud and to a lesser extent, Service Provider, partially offset by decline in Enterprise. The sequential increase was primarily driven by Enterprise, and to a lesser extent, Service Provider, partially offset by decline in Cloud. Both the PTX and MX product families posted sequential and year-over-year growth.

•Switching product revenue: $229 million, down 5% year-over-year and up 10% sequentially. The year-over-year decrease was primarily due to Cloud. The sequential increase was primarily driven by Enterprise. Our Mist, QFX and EX product families grew sequentially. Mist grew significantly year-over-year while the QFX and EX product families declined year-over-year.

•Security product revenue: $73 million, down 23% year-over-year and down 9% sequentially. The year-over-year decrease was primarily due to Enterprise. The sequential decrease was due to Service Provider and Enterprise, and to a lesser extent, Cloud. High-end SRX declined on both a year-over-year and sequential basis.

•Service revenue: $405 million, up 4% year-over-year and up 3% sequentially. The year-over-year increase was primarily driven by strong sales of support contracts and software subscriptions. The sequential increase was primarily driven by timing of renewals, strong software subscription services and timing of professional services projects.

Vertical
•Cloud: $253 million, down 7% year-over-year and down 11% sequentially. Switching and Security declined, partially offset by growth in Routing and Services. The sequential decrease was primarily due to Routing and Switching.

•Service Provider: $475 million, up 5% year-over-year and up 9% sequentially. The year-over-year increase was primarily driven by Routing and Switching partially offset by decline in Security. Routing, Services and Switching grew sequentially, partially offset by a decline in Security.

•Enterprise: $410 million, slightly up year-over-year and up 12% sequentially. The year-over-year increase was primarily driven by Switching. The sequential increase was driven by Routing and Switching, partially offset by a decline in Security and Services.

Geography
•Americas: $624 million, down 4% year-over-year and up 3% sequentially. Year-over-year, the decrease was due to Cloud. The sequential increase was primarily driven by Enterprise and Service Provider, partially offset by a decline in Cloud.

•EMEA: $321 million, up 7% year-over-year and up 9% sequentially. Year-over-year, the increase was driven by Service Provider and Cloud, partially offset by a decline in Enterprise. The sequential increase was primarily driven by Service Provider.

•APAC: $193 million, up 5% year-over-year and up 5% sequentially. Year-over-year, the increase was driven by Enterprise and Cloud, partially offset by decline in Service Provider. The sequential increase was driven by Enterprise and Service Provider, partially offset by decline in Cloud.

Gross Margin
•GAAP gross margin: 57.8%, compared to 59.9% from the prior year and 57.0% from last quarter.

•Non-GAAP gross margin: 59.0%, compared to 61.1% from the prior year and 58.3% from last quarter.

•GAAP product gross margin: 55.3%, down 3.8 points from the prior year and up 1.8 points from last quarter.

•Non-GAAP product gross margin: 56.6%, down 3.7 points from the prior year and up 1.7 points from last quarter.

The year-over-year decrease in product gross margin, on a GAAP and non-GAAP basis, was primarily due to product mix and increased logistics costs and other supply chain-related costs related to the COVID-19 pandemic.

The sequential increase in product gross margin on a GAAP and non-GAAP basis, was primarily driven by lower volume of certain strategic insertion opportunities relative to Q2'20 and higher revenue relative to fixed costs of goods sold.

•GAAP service gross margin: 62.2%, up 0.9 points from the prior year and down 1.0 points from last quarter.

•Non-GAAP service gross margin: 63.4%, up 1.0 points from the prior year and down 0.8 points from last quarter.

The year-over-year increase in service gross margin, on a GAAP and non-GAAP basis, was primarily driven by lower delivery costs and higher revenue.

The sequential decrease was driven by timing of contractual deliveries and higher delivery costs, partially offset by higher revenue.

Operating Expenses
•GAAP operating expenses: $533 million, a decrease of $7 million year-over-year, and an increase of $4 million sequentially.

The year-over-year decrease in operating expenses was primarily driven by lower travel and event costs due to the COVID-19 pandemic and lower depreciation expenses, partially offset by higher headcount-related costs. The sequential increase in operating expenses was primarily due to higher headcount-related costs.

GAAP operating expenses were 46.8% of revenue, down 0.8 points year-over-year and down 1.9 points sequentially.

•Non-GAAP operating expenses: $477 million, a decrease of $7 million year-over-year, and a decrease of $1 million sequentially.

Operating expenses were down 2% on a year-over-year basis. Increases in headcount-related costs were offset by lower travel costs due to the COVID-19 pandemic. Operating expenses were essentially flat on a sequential basis.

Non-GAAP operating expenses were 41.9% of revenue, down 0.9 points year-over-year and down 2.1 points sequentially.

Operating Margin
•GAAP operating margin: 11.0%, a decrease of 1.2 points year-over-year and an increase of 2.7 points sequentially.
•Non-GAAP operating margin: 17.1%, a decrease of 1.2 points year-over-year and an increase of 2.8 points sequentially.

Tax Rate
•GAAP tax rate: 30.3% benefit, compared to 15.9% provision in the prior year and 28.9% provision last quarter.

The year-over-year and quarter-over-quarter decrease in the effective tax rate, on a GAAP basis, was primarily due to a $55 million discrete item recorded in Q3’20 related to a multi-year recognition of previously unrecognized tax benefits for transfer pricing.

•Non-GAAP tax rate: 19.5%, compared to 19.0% in the prior year and 19.5% last quarter.

The year-over-year and quarter-over-quarter effective tax rate, on a non-GAAP basis, was effectively flat.

Diluted Earnings Per Share
•GAAP diluted earnings per share: $0.43, an increase of $0.14 year-over-year and an increase of $0.25 sequentially.

The year-over-year increase in EPS on a GAAP basis, was primarily driven by a lower tax rate.

Sequentially, the increase in GAAP EPS was primarily driven by a lower tax rate and higher revenue, partially offset by lower interest income.

•Non-GAAP diluted earnings per share: $0.43, a decrease of $0.05 year-over-year and an increase of $0.08 sequentially.

The year-over-year decrease in EPS on a non-GAAP basis, was primarily due to lower gross margin and lower interest income, partially offset by lower operating expenses.

Sequentially, the increase in non-GAAP EPS was primarily driven by higher revenue.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding ("DSO"), and headcount)	Q3'20	Q2'20	Q1'20	Q4'19	Q3'19
Cash(1)	$2,561.2	$2,570.3	$2,529.9	$2,543.6	$2,826.7
Debt(2)	1,714.1	1,720.1	1,712.9	1,683.9	1,687.6
Net cash(3)	847.1	850.2	817.0	859.7	1,139.1
Operating cash flow	116.4	97.6	272.2	95.7	185.0
Capital expenditures	24.1	22.0	21.8	26.1	28.3
Depreciation and amortization	49.9	51.0	53.7	55.2	56.1
Share repurchases(4)	100.0	—	200.0	200.0	50.0
Dividends	$66.2	$66.3	$65.5	$63.7	$64.7
Diluted shares	334.5	333.1	335.1	340.8	345.5
DSO	60	63	61	66	51
Headcount	9,916	9,838	9,586	9,419	9,283
______________________
(1) Includes cash, cash equivalents, and short and long-term investments.
(2) Debt includes change in fair value of fixed-rate debt swapped to floating rate, equally offset on the balance sheet by a swap asset. No new debt or loans were issued or repaid in Q3’20.
(3) Net cash includes cash, cash equivalents, and short and long-term investments, net of debt.
(4) For Q4’19, $200.0 million represents the full amount under the Q4'19 ASR. 6.4 million shares were received initially for an aggregate price of $160.0 million. The Q4'19 ASR concluded in Q1’20, and at final settlement, an additional 1.8 million shares were received.

Cash Flow
•Cash flow from operations: $116 million, down $69 million year-over-year and up $19 million sequentially.

The year-over-year decrease was primarily due to timing differences in working capital related to direct and indirect suppliers. The sequential increase was primarily due to timing differences related to customer collections, partially offset by higher payments for variable compensation and taxes.

Days Sales Outstanding (DSO)
•DSO: 60 days, a 3-day decrease from the prior quarter, driven primarily by higher revenue and collections.

Capital Return
•In the quarter, we paid a dividend of $0.20 per share for a total of $66 million.
•In the quarter, we repurchased $100 million worth of shares.

Pulse Promissory Note
•In the quarter, we received the full repayment of the Pulse promissory note, including accumulated paid in kind interest, for a total cash receipt of $87.7 million.

Demand metrics
•Total deferred revenue was $1,134 million, up $15 million year-over-year and down $78 million sequentially.
•Product deferred revenue was $99 million, down $30 million year-over-year and down $17 million sequentially.
The year-over-year and sequential declines in product deferred revenue was primarily due to the timing of the delivery of contractual commitments.

•Service deferred revenue was $1,035 million, up $45 million year-over-year and down $61 million sequentially.
The year-over-year increase in service deferred revenue was primarily driven by growth in software subscription services.
The sequential decrease in service deferred revenue was primarily due to the timing of contract renewals.

Deferred Revenue

(in millions)	September 30, 2020	June 30, 2020	September 30, 2019
Deferred product revenue, net	$99.3	$116.3	$129.0
Deferred service revenue, net	1,034.7	1,095.3	989.7
Total	$1,134.0	$1,211.6	$1,118.7

Headcount
•Ending headcount for Q3'20 was 9,916, an increase of 633 employees year-over-year and an increase of 78 sequentially. The year-over-year and sequential increases were primarily a result of additional hires in our go-to-market and R&D organizations.

Outlook
These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels. The Q4 guidance includes the impact of the acquisition of Netrounds but excludes any impact from the pending acquisition of 128 Technology.

At the mid-point of our Q4 guidance we expect to see sequential revenue and earnings growth. Confidence in our forecast is driven by strong backlog and healthy momentum. Our Q4 forecast assumes sequential growth in our Enterprise and Cloud verticals and a slight sequential decline in Service Provider.

We expect to see sequential volume-driven improvements in non-GAAP gross margin. In addition, we expect logistics and other supply chain-related costs due to the effects of the ongoing pandemic to remain elevated but slightly lower than Q3 levels.

We expect fourth quarter non-GAAP operating expense to be modestly up from Q3 levels. We will remain focused on prudent cost management while continuing to invest to capture future opportunities.

We expect non-GAAP Other Income & Expense, or OI&E, to be an expense of approximately $15 million on a net basis in Q4 and remain at this level in future periods. The expected negative impact in OI&E is due to the lower interest rate environment, our capital return initiatives, and recently announced acquisitions.

Our Board of Directors has declared a cash dividend of $0.20 per share to be paid on December 22, 2020 to shareholders of record as of the close of business on December 1, 2020. We remain committed to paying our dividend and will remain opportunistic with respect to share buybacks.

Our guidance for the quarter ending December 31, 2020 is as follows:
•Revenue will be approximately $1,190 million, plus or minus $50 million.
•Non-GAAP gross margin will be approximately 60%, plus or minus 1.0%.
•Non-GAAP operating expenses will be approximately $482 million, plus or minus $5 million.
•Non-GAAP operating margin will be approximately 19.5% at the mid-point of revenue guidance.
•Non-GAAP OI&E will be approximately negative $15 million.
•Non-GAAP tax rate will be approximately 19.5%.
•Non-GAAP net income per share will be approximately $0.53, plus or minus $0.05. This assumes a share count of approximately 333 million.

While there is a lot unknown about the future due to the pandemic and other macro-economic uncertainty, we would like to provide a few comments on our outlook for 2021. Presuming no further COVID-19-related economic deterioration, based on the current momentum we are seeing and the investments we are making to capitalize on the opportunities ahead, we expect to return to organic revenue growth, on a full-year basis, in 2021.

Assuming the pending acquisition of 128 Technology closes, we expect nearly a point of additional revenue growth, which we expect to be weighted towards the second half of 2021.

We expect full-year 2021 non-GAAP gross margin to be approximately 60-percent, up from 2020 levels. The improvement is expected to be driven by increased volume, software sales and our value engineering efforts. We also expect to see a gradual reduction in COVID-related costs through the course of 2021. As a reminder, our gross margin tends to be seasonally lower in Q1, with gradual volume-related improvement through the course of the year.

We expect 2021 non-GAAP operating margin to be approximately flat year-over-year as improved gross margin will be offset by increased costs related to the pending acquisition of 128 Technology, the gradual normalization of COVID-related savings, and targeted investments to capitalize on growth opportunities ahead.

Due to lower cash and investment balances, combined with lower investment yields, we expect a negative impact to non-GAAP OI&E in 2021.

We expect non-GAAP EPS to grow slightly faster than revenue.

Our long-term financial objectives have not changed. We plan to deliver sustainable revenue growth, improved operating margin, and earnings expansion over time.

Forward-Looking Statements
Statements in this CFO Commentary and related conference call concerning Juniper Networks' business, economic and market outlook, including currency exchange rates; our financial guidance and the expected impact of COVID-19 and the consummation and integration of, and financial impact resulting from any acquisitions on our guidance; our expectations regarding our liquidity, capital return program, backlog, customer mix, cost management; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: the duration, extent and impact of the COVID-19 pandemic; general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers; the network capacity and security requirements of our customers and, in particular, Cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing, and supply chain and logistics costs, constraints, changes or disruptions; availability and pricing of key product components; delays in scheduled product availability; adoption of or changes to laws, regulations, standards or policies affecting Juniper Networks' operations, products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; legal settlements and resolutions, including with respect to enforcing our proprietary rights; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs, depending on their scope and how they are implemented; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. In addition, many of the foregoing risks and uncertainties are, and could be, exacerbated by the COVID-19 pandemic or the U.S. election and any worsening of the global business and economic environment as a result of the pandemic or the U.S. election. We cannot at this time predict the extent of the impact of the COVID-19 pandemic and any resulting business or economic impact, but it could have a material adverse effect on our business, financial condition, results of operations and cash flows. Note that our estimates as to the tax rate on our business are based on current tax law and regulations, including current interpretations thereof, and could be materially affected by changing interpretations as well as additional legislation and guidance. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document. We have not filed our Form 10-Q for the quarter ended September 30, 2020. As a result, all financial results described in this CFO Commentary should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

Non-GAAP Financial Measures
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; diluted earnings per share; diluted shares outstanding; and free cash flow. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S.

generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, and restructuring actions, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Juniper Networks, Inc.
Preliminary Supplemental Data
(in millions, except percentages)
(unaudited)

Deferred Revenue

	As of
	September 30, 2020	December 31, 2019
Deferred product revenue:
Undelivered product commitments and other product deferrals	$109.8	$141.7
Deferred gross product revenue	109.8	141.7
Deferred cost of product revenue	(10.5)	(9.1)
Deferred product revenue, net	99.3	132.6
Deferred service revenue, net	1,034.7	1,090.8
Total	$1,134.0	$1,223.4
Reported as:
Current	$750.2	$812.9
Long-term	383.8	410.5
Total	$1,134.0	$1,223.4

Vertical Reporting: Revenue Trend

	Q3'19	Q4'19	Q1'20	Q2'20	Q3'20	Q/Q Change		Y/Y Change
Cloud	$271.9	$279.8	$261.9	$285.5	$253.1	$(32.4)	(11.3)%	$(18.8)	(6.9)%
Service Provider	452.5	492.5	375.5	436.2	475.1	$38.9	8.9%	$22.6	5.0%
Enterprise	408.7	435.8	360.6	364.6	410.0	$45.4	12.5%	$1.3	0.3%
Total revenue	$1,133.1	$1,208.1	$998.0	$1,086.3	$1,138.2	$51.9	4.8%	$5.1	0.5%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2019
			(As Previously Presented)	(As Adjusted)
GAAP gross margin - Product	$406.0	$370.6	$439.2	$439.2
GAAP product gross margin % of product revenue	55.3%	53.5%	59.1%	59.1%
Share-based compensation expense	1.4	1.1	0.8	0.8
Share-based payroll tax expense	—	—	0.1	0.1
Amortization of purchased intangible assets	7.9	7.9	8.4	8.4
Gain on non-qualified deferred compensation plan ("NQDC")	0.1	0.2	—	—
Non-GAAP gross margin - Product	$415.4	$379.8	$448.5	$448.5
Non-GAAP product gross margin % of product revenue	56.6%	54.9%	60.3%	60.3%

GAAP gross margin - Service	$251.8	$249.0	$239.2	$239.2
GAAP service gross margin % of service revenue	62.2%	63.2%	61.3%	61.3%
Share-based compensation expense	4.0	3.4	4.1	4.1
Share-based payroll tax expense	0.4	0.1	—	—
Gain on NQDC	0.3	0.6	—	—
Non-GAAP gross margin - Service	$256.5	$253.1	$243.3	$243.3
Non-GAAP service gross margin % of service revenue	63.4%	64.2%	62.4%	62.4%

GAAP gross margin	$657.8	$619.6	$678.4	$678.4
GAAP gross margin % of revenue	57.8%	57.0%	59.9%	59.9%
Share-based compensation expense	5.4	4.5	4.9	4.9
Share-based payroll tax expense	0.4	0.1	0.1	0.1
Amortization of purchased intangible assets	7.9	7.9	8.4	8.4
Gain on NQDC	0.4	0.8	—	—
Non-GAAP gross margin	$671.9	$632.9	$691.8	$691.8
Non-GAAP gross margin % of revenue	59.0%	58.3%	61.1%	61.1%

GAAP research and development expense	$242.4	$241.0	$244.5	$244.5
Share-based compensation expense	(22.9)	(19.0)	(29.6)	(29.6)
Share-based payroll tax expense	—	(0.3)	(0.1)	(0.1)
Loss (gain) on NQDC	(0.9)	(1.5)	—	0.1
Non-GAAP research and development expense	$218.6	$220.2	$214.8	$214.9

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2019
			(As Previously Presented)	(As Adjusted)
GAAP sales and marketing expense	$229.3	$224.2	$235.3	$235.3
Share-based compensation expense	(16.4)	(13.2)	(15.5)	(15.5)
Share-based payroll tax expense	(0.4)	(0.2)	(0.1)	(0.1)
Amortization of purchased intangible assets	(1.4)	(1.4)	(1.4)	(1.4)
Gain on NQDC	(0.5)	(1.2)	—	—
Non-GAAP sales and marketing expense	$210.6	$208.2	$218.3	$218.3

GAAP general and administrative expense	$59.8	$59.1	$61.2	$61.2
Share-based compensation expense	(8.0)	(7.3)	(7.5)	(7.5)
Share-based payroll tax expense	(0.1)	—	—	—
Amortization of purchased intangible assets	(0.1)	(0.1)	(0.1)	(0.1)
Acquisition and strategic investment related charges	(3.5)	(2.1)	(2.4)	(2.4)
Gain on NQDC	(0.1)	(0.3)	—	—
Legal reserve and settlement benefits	—	—	0.2	0.2
Non-GAAP general and administrative expense	$48.0	$49.3	$51.4	$51.4

GAAP operating expenses	$532.7	$529.1	$539.9	$539.9
GAAP operating expenses % of revenue	46.8%	48.7%	47.6%	47.6%
Share-based compensation expense	(47.3)	(39.5)	(52.6)	(52.6)
Share-based payroll tax expense	(0.5)	(0.5)	(0.2)	(0.2)
Amortization of purchased intangible assets	(1.5)	(1.5)	(1.5)	(1.5)
Restructuring (charges) benefits	(1.2)	(4.8)	1.1	1.1
Acquisition and strategic investment related charges	(3.5)	(2.1)	(2.4)	(2.4)
Loss (gain) on NQDC	(1.5)	(3.0)	—	0.1
Legal reserve and settlement benefits	—	—	0.2	0.2
Non-GAAP operating expenses	$477.2	$477.7	$484.5	$484.6
Non-GAAP operating expenses % of revenue	41.9%	44.0%	42.8%	42.8%

GAAP operating income	$125.1	$90.5	$138.5	$138.5
GAAP operating margin	11.0%	8.3%	12.2%	12.2%
Share-based compensation expense	52.7	44.0	57.5	57.5
Share-based payroll tax expense	0.9	0.6	0.3	0.3
Amortization of purchased intangible assets	9.4	9.4	9.9	9.9
Restructuring charges (benefits)	1.2	4.8	(1.1)	(1.1)
Acquisition and strategic investment related charges	3.5	2.1	2.4	2.4
Gain (loss) on NQDC	1.9	3.8	—	(0.1)
Legal reserve and settlement benefits	—	—	(0.2)	(0.2)
Non-GAAP operating income	$194.7	$155.2	$207.3	$207.2
Non-GAAP operating margin	17.1%	14.3%	18.3%	18.3%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2019
			(As Previously Presented)	(As Adjusted)
GAAP other expense, net	$(13.5)	$(4.4)	$(20.4)	$(20.4)
GAAP other expense, net % of revenue	(1.2)%	(0.4)%	(1.8)%	(1.8)%
Loss (gain) on equity investments	0.1	(2.5)	3.4	3.4
Loss on extinguishment of debt	—	—	15.3	15.3
Loss (gain) on NQDC	(1.9)	(3.8)	—	0.1
Non-GAAP other expense, net	$(15.3)	$(10.7)	$(1.7)	$(1.6)
Non-GAAP other expense, net % of revenue	(1.3)%	(1.0)%	0.2%	0.1%

GAAP income tax (benefit) provision	$(33.8)	$24.9	$18.8	$18.8
GAAP income tax rate	(30.3)%	28.9%	15.9%	15.9%
Recognition of previously unrecognized tax benefits	54.5	—	—	—
Income tax effect of non-GAAP exclusions	14.3	3.3	20.2	20.2
Non-GAAP provision for income tax	$35.0	$28.2	$39.0	$39.0
Non-GAAP income tax rate	19.5%	19.5%	19.0%	19.0%

GAAP net income	$145.4	$61.2	$99.3	$99.3
Share-based compensation expense	52.7	44.0	57.5	57.5
Share-based payroll tax expense	0.9	0.6	0.3	0.3
Amortization of purchased intangible assets	9.4	9.4	9.9	9.9
Restructuring charges (benefits)	1.2	4.8	(1.1)	(1.1)
Acquisition and strategic investment related charges	3.5	2.1	2.4	2.4
Legal reserve and settlement benefits	—	—	(0.2)	(0.2)
Loss (gain) on equity investments	0.1	(2.5)	3.4	3.4
Loss on extinguishment of debt	—	—	15.3	15.3
Recognition of previously unrecognized tax benefits	(54.5)	—	—	—
Income tax effect of non-GAAP exclusions	(14.3)	(3.3)	(20.2)	(20.2)
Non-GAAP net income	$144.4	$116.3	$166.6	$166.6

GAAP diluted net income per share	$0.43	$0.18	$0.29	$0.29
Non-GAAP diluted net income per share	$0.43	$0.35	$0.48	$0.48
Shares used in computing diluted net income per share	334.5	333.1	345.5	345.5